Exhibit 99.1
ASHFORD HOSPITALITY TRUST, INC.
2009 3rd Quarter Earnings Conference Call
Questions and Answers Transcript
At Conclusion of Call
November 5, 2009; 10:00 a.m. CT

Participant 1:	If I understand the nature of the economics of the flooridor transactions, you have essentially used capital that in essence prepays a portion of your interest and then pays you more if LIBOR stays low. So I think that’s really clever.

It’s basically you’ve used your balance sheet to make sure you stay in compliance of your coverage covenants. What I’d like to try to understand is what the total amount you have spent on those, the total amount of capital invested in those which will help us figure out how to value that.

Monty Bennett:	Sure. I’ve got Kimo pulling the total amount. Let’s see if we’ve got that right here. Because as you know, we’ve got a swap and we bought caps and then we bought the flooridors; if we’ve got that broken out here. So we’ll see if we can get it.

The primary use of those flooridors, while it does have effect in different ways on our covenants for either a credit line or Security Capital, is to hedge our cash flows. And as was read in the script here, the impact to our cash flow and the offset of our interest expense has been substantial so far this year. So we are still looking at those numbers; see if we can’t find them for you.

Participant 1:	I’m not arguing that, Monty. Clearly it’s done that. It’s been a great hedge of your cash flows. But it’s also effectively been able to keep you in compliance by spending money upfront in order to lower the interest expense. Spending capital rather than expense. Am I reading that correctly in terms of the dynamics of the transaction?

Monty Bennett:	Kind of. It’s different for each of the two tests and it’s measured differently. The calculation of how it affects it is different from the two tests. But maybe that’s a conversation better to have offline.

Participant 1:	It does generate EBITDA that counts for the covenant tests.

Monty Bennett:	It does for one of the tests. Here, I think we’ve got this number.

David Kimichik:	All totaled, the flooridors total $40 million and that is for a series of flooridors through 2011.

Participant 1:	Okay, so that $40 million, you’ve burned off some of that value but the bulk of that value continues through 2011?
     3rd Quarter Earnings Conference Call — November 5, 2009 — Page 1

Monty Bennett:	Yes, a bunch of it. Can we give this number here?

David Kimichik:	Yes.

Monty Bennett:	Does that open up in our fair value statements? What we have done is on some of those flooridors, they’ve already started to pay off and then some of them — their values change over time because they are financial instruments and effectively are marked to market. And the value of those $40.6 million worth of flooridors today if you count the income we’ve already received from it plus the value of the flooridor in the marketplace recently valued is about $56 million. So it’s increased.

Participant 1:	That’s very helpful.

Monty Bennett:	The majority of the benefit that we received thus far though has come from the interest-rate swap which is not in those numbers.

Participant 1:	Right, once you did the swap, then you’re at floating rate and you certainly had benefit from the swap in and of itself which is separate from that.

Monty Bennett:	Right.

Participant 1:	I get that. Just one brief follow-up on Dearborn. It seems like it’s pretty ordinary course that they would either negotiate with you or foreclose. And it sounds like they are choosing foreclosure. Is that unusual or unexpected or was that kind of what you thought would happen?

Monty Bennett:	Not totally unusual. There’s some legal reasons why sometimes you might want to foreclose instead of take a deed in lieu. But I would imagine part of it is this is a very, very difficult property and that the servicers have got to figure out what they’re going to do with it. So I imagine that’s going into their decision-making as well.

Participant 1:	Right, but they are actually beginning that process of foreclosing?

Monty Bennett:	Yes, the foreclosure process has begun and in that state, it’s what’s called a judicial foreclosure which takes longer in some states which have so-called non-judicial foreclosure which is quicker.

Participant 1:	Thank you very much.

Participant 2:	Quick question just as kind of on aside. You guys own a lot of stock in the Company and you pretty much always have. And given where we are in the cycle and given where your stock is trading, given projected RevPAR trends for ‘10 and ‘11, how do you think about valuing Ashford relative to all of its moving parts as you make the determination to increase your ownership and to buy back stock?
     3rd Quarter Earnings Conference Call — November 5, 2009 — Page 2

Monty Bennett:	We look at it — how I look at it is mainly on a discounted cash flow basis. You can’t really look at it the way a lot of people look at it, is what do we think the market value of the properties are and then compare the debt to it because the debt itself is not market.

We have debt much better than what you get in the marketplace today. So we take those projections that I’m sure you see from HVS and PKF, make our modifications to them such as they are and look at our maturities and what we think we might I could refinance and what we can’t and on and on; and then do a discounted cash flow analysis and then determine for ourselves what we think the returns would be if we reinvested into the stock.

Participant 2:	And how are you thinking about the cycle as it relates to RevPAR in ‘10 and to a lesser extent ‘11 as you do your analysis? I’m not asking you for guidance or a forecast, just kind of how are you thinking.

Monty Bennett:	You know, it’s hard. We look at the longer-term projections that HVS and PKF have and generally, we think that those projections seem to have some merit to them. Over the short term, it definitely is hard to call.

Just for our own planning purposes for example, if you look at next year, the ranges are anywhere between plus 5% for Steve Kent out at Goldman Sachs to I think negative 3% by maybe PKF, I’m not sure, negative 4%. And so just to make sure that we’re conservative, this is not our expectations for next year.

But we will plan for something on a more conservative end just to make sure when we do those cash flow analyses, we’re covered. But it is difficult and it has been difficult to forecast. As you know, this industry lags the general economy with [the strong growth] in the fourth quarter. We’re very hopeful that in the first quarter, things will start to pick up.

Something that’s of record, I don’t know if you’ve seen it; but my comp, both my salary and my bonus goes into a deferred comp plan which buys Ashford shares and has been buying all year. So I don’t think that shows up in the traditional metrics of insider buying. Because it’s technically the Company buying and held on my behalf because it’s a deferred comp plan. But I am buying.

Participant 2:	That’s great and I really wish more of the CEOs were out there doing that as well. And just lastly, a topic that’s coming out more and more is the whole rate versus occupancy situation, whereby occupancy is picking up in a number of markets and rate is lagging severely. What kind of discussions are you guys having
     3rd Quarter Earnings Conference Call — November 5, 2009 — Page 3

with your operators and in particular as it relates to the affiliate, Remington, with respect to moving rate closer to where it needs to be to match up with occupancy? And I will end there.

Monty Bennett:	I will tell you rate is tough because we instruct our folks, both the affiliate, Remington, and the other managers, to hold rate. However, whenever anybody in the marketplace starts to cut, we feel we have to match; otherwise we will start losing share and do even worse than if we don’t.

So we believe it’s only in very, very rare circumstances that you can actually incent travel by cutting rate. So really most of our focus is now not so much increasing rate, but staving off the cuts and that’s what we do and we try to hold as much as we can. Even in some cases when a competitor will cut, we will try to hold for as long as we can until we feel like we’re losing share.

Really most of the focus is on the occupancy side. As I’m sure you’ve noticed, an interesting positive trend is that of the past number of weeks upper upscale, upscale and I believe even luxury occupancy has performed better than the overall general industry which may be some trading up that’s going on and that’s where most of our hotels follow, indeed most of the hotels of all the publicly traded REITs. That’s an encouraging trend. But it’s when occupancy starts to stabilize that the strength or the wherewithal or the fortitude to start raising rates comes from. Now it’s just such a tough psychological battle in even our own people to raise rates whenever possible.

Participant 3:	Just a housekeeping question here. The corporate expense line for you guys is quite a bit higher than what at least we were looking for. Just wondering, was there something in there in the quarter? Is that a good run rate going forward?

Monty Bennett:	That’s a good catch. Kimo, why don’t you respond?

David Kimichik:	The G&A was $2.6 million over our run rate for the year if you compare it to the first two quarters and there was several one-time events in the number. There was $1 million of legal activities surrounding primarily the ESH loan.

There was $900,000 for bonus accrual catchup based on some bonus increases that were filed September 3. And then there was a one-time payment of $600,000 for a tax indemnity for assets that we sold last year. So all that combined is a pretty significant increase. I think it’s primarily one-time.

Participant 3:	Okay, great. Thank you.

Participant 4:	Thank you. Anything new on covenants and just the prospects for any violation there?
     3rd Quarter Earnings Conference Call — November 5, 2009 — Page 4

Monty Bennett:	Nothing really new on the covenants. We have got some covenants on our credit facility and some on our security capital B. And I think that information was included in the release about where our ratios are. But, no, I think the threshold is something like a 1.25 credit facility and we are at 1.60 I think for the end of the third quarter and seem to be in pretty good shape there.

And then we are doing even a little bit better on the security cap covenants. Those are the main covenants. There’s a few other covenants such as tangible net worth and the amount of non-recourse debt that we can default on. Then there’s one more but — FCCR, fixed charge coverage ratio is the one we watch the most and feel pretty good about it.

Participant 4:	Do you think that either with potentially further deterioration of rates or just tough, tough comps in the first half of next year you would not be violating covenants?

Monty Bennett:	It’s really hard to predict. But clearly as the numbers get worse, that ratio gets worse. But you know, it would kind of be giving guidance if I commented too much on that. But let’s just say we watch it closely.

Participant 5:	Had a quick question on the note receivables portfolio. Would you just remind us again where in the seniority order these notes actually fall? Are these kind of mezz pieces? Are they B notes or are these senior notes? Just to get a sense of what the level of seniority is for most of the receivables loan portfolio. Thank you.

Monty Bennett:	Sure, they are fairly junior. Many times the first loss, although not exclusively, I’d say most of them are the first loss piece and most of them are mezzanine positions, although I think in one or two situations are B notes. But we can take that through in more detail if you would like to call us later. But they’re pretty junior positions which explains why we have had to take so many write-downs on them.

Participant 5:	I thought so as well. I couldn’t remember where and what you had said before. But I think that is consistent with what we are thinking. Thank you.

Participant 3:	Sort of a nitpicky question, but we were looking through your various mortgages and one of them looks like it may be starting to amortize in the quarter, mortgage backed by two assets, $128.2 million. Was there a trigger that happened that’s causing that to amortize? I thought these were all kind of interest only.

Monty Bennett:	We are looking that up. There was no trigger that occurred on any of them, but some of them do start to amortize over a certainperiod of time like anniversaries and the like. But there’s no trigger that caused that to do that.
     3rd Quarter Earnings Conference Call — November 5, 2009 — Page 5

Participant 4:	In the light of what Sunstone is doing and how aggressive they are being with their CMBS and what have you, how does that play into your thought process in some of the loans you may have and how aggressive would you consider being there?

Monty Bennett:	Well I think one thing that’s nice about Sunstone is they’re kind of leading the way in that it makes all the rest of us not appear as aggressive on some of those. On the Dearborn, I think we have shared with you that we think what’s in the best interest of our shareholders is to hand that property back.

And if you look through our loan portfolio, we’ve got a few maturities coming up and we also have some that our cash flow is not happening or where it’s difficult. You’ve just got to do what’s in the best interest. And I don’t know if I would characterize it as aggressive or not aggressive.

It comes down just to an economic analysis. If it doesn’t work to keep it and to carry it, then we are not going to. And if it does, then we will. So we are talking to the appropriate lenders or servicers where those situations arise. So I wouldn’t say it’s affecting us one way or the other. Again, it’s just a very straightforward economic decision on our part.

Participant 4:	Can you give us an order of magnitude as to the dollar amount of the loans roughly speaking that we’re talking about? Are we talking about $50 million or $500 million that are on your radar screen?

Monty Bennett:	What’s first on our list is those properties that have maturities coming up in 2010, 2011 and those two years. And in the release and the script, we talk about those 2010 maturities. Other than Hyatt Dearborn, there’s a $75 million loan that we’re looking to refinance and hope to have done over the next few weeks.

And then in 2011, there is a $65 million loan that we’re in the process of refinancing that should be done in a couple of weeks as well and a $19 million loan that comes due in 2011 that we’re in the process of refinancing. In 2011, there’s another bigger loan that’s $150 million or so in size that comes due at the very end of the year of 2011 that we really haven’t started attacking yet.

And the reason is because its cash flowing and its maturity is not for a couple of years. And it’s very difficult to get the servicers’ attention on a loan like that. Same for another loan in the spring of 2012 which is about $165 million, same thing. It’s cash flowing but the loan’s probably underwater but you just can’t get the servicers attention for something that far out.
     3rd Quarter Earnings Conference Call — November 5, 2009 — Page 6

Participant 4:	Well there is one way to get their attention is to stop paying the loan.

Monty Bennett:	You can except when you are in a cash trap. They have got the locks on all that. We really like not to have to do that. But we are working on it as you can imagine.

And then the — other than all of those, only the really other loan that we’re looking at pretty closely is the $100 million Westin O’Hare loan. That’s not due until 2016, however, it’s having cash flow difficulty. So we are in discussions with lenders about modifying that loan.
     3rd Quarter Earnings Conference Call — November 5, 2009 — Page 7